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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Amylin Pharmaceuticals, Inc., to be filed March 27, 2006 for the registration of its common stock and to the incorporation by reference therein of our reports dated February 10, 2006, with respect to the consolidated financial statements and schedule of Amylin Pharmaceuticals, Inc., management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Amylin Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm